UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2014, Portland General Electric Company (PGE, or the Company) and certain institutional buyers (Buyers) in the private placement market entered into a Bond Purchase Agreement (Agreement) under which PGE would sell to the Buyers an aggregate principal amount of $280 million of PGE’s First Mortgage Bonds (Bonds) in three tranches under delayed draw.

The Bonds to be issued under the Agreement consist of the following:

•	A 4.39% Series, due 2045, in the amount of $100 million that will bear interest from its issue date at an annual rate of 4.39%, which is expected to be issued and funded on or about August 15, 2014;

•
A 4.44% Series, due 2046, in the amount of $100 million that will bear interest from its issue date at an annual rate of 4.44%, which is expected to be issued and funded on or about October 15, 2014; and

•	A 3.51% Series, due 2024, in the amount of $80 million that will bear interest from its issue date at an annual rate of 3.51%, which is expected to be issued and funded on or about November 17, 2014.

Pursuant to the Agreement, the Bonds are to be issued under PGE’s Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between PGE and Wells Fargo Bank, National Association (as successor to HSBC Bank USA, National Association) in its capacity as trustee, as amended and supplemented to date, and from time-to-time (the Indenture), including a Sixty-ninth Supplemental Indenture, which is expected to be executed in connection with the issuance of the 4.39% Series on or about August 15, 2014. Additional terms for the Bonds will be set forth in the Sixty-ninth Supplemental Indenture.

The issuance of the Bonds is subject to PGE meeting certain earnings coverage and security provisions set forth in the Indenture. The Company expects to have sufficient capacity under the Indenture to issue the Bonds in accordance with the schedule referenced above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description of PGE’s issuance of $280 million First Mortgage Bonds contained above in Item 1.01, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	May 30, 2014	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer